EXHIBIT 10.1

TESSCO TECHNOLOGIES INCORPORATED

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT  (this "RSU Agreement") between TESSCO TECHNOLOGIES INCORPORATED (the “Company”) and ______________________ (“you”) is effective as of ________, 2017.

Section 1. Grant of Restricted Stock Units.

1.1. The Compensation Committee of the Board, as administrator of the TESSCO Technologies Incorporated Third Amended and Restated 1994 Stock and Incentive Plan, as now existing or as amended from time to time (the “Plan”), hereby awards to you the conditional right to receive up to ___________ shares (“Shares”) of the common stock, par value $0.01 per share, of the Company (the "Common Stock"), pursuant to the Plan and subject to the terms and conditions contained in this RSU Agreement.  Your conditional right to receive one (1) Share subject to and upon the terms and conditions described in this RSU Agreement is sometimes referred to as a “Restricted Stock Unit” or “RSU.”

1.2. In general, but in any event subject to the more specific terms hereof, below, whether and to what extent your RSUs ripen into the unconditional right to receive Shares depends on two factors: (1)  the cumulative amount of regular, ordinary or special cash dividends declared by the Board and paid by the Company on the Common Stock from time to time over the period commencing on the date of this RSU Agreement and ending on the fourth (4th) yearly anniversary of such date (such period, the "Accrual Term"), or prior to or upon the earlier expiration of the Earning Period (as defined below), and (2) your continued employment (as defined herein) with the Company until the date on which the Shares or any portion thereof earned hereunder vest and become payable to you in accordance with and subject to the terms of this RSU Agreement.  You have no right to receive Shares, even if earned, until the occurrence of a Payment Date (as defined below) and provided that all conditions hereunder to the issuance and distribution to you of such Shares has then been satisfied; and you have no right to receive any Shares not earned during or upon the expiration of the Earning Period, even if your employment then continues.

Section 2. Defined Terms. This RSU Agreement uses a number of terms that are defined either in the body of this RSU Agreement or in the Glossary (Section 8), which appears at the end of this RSU Agreement. These defined terms are capitalized wherever they are used.

Section 3. Earning of Shares.

3.1. Number of Shares Earned. The number of Shares earned from time to time in respect of the RSUs awarded under the terms of this RSU Agreement depends on the Dividend Factor as of a given date.  Specifically, the number of Shares earned as of a given date is determined as follows:

Base Number of Shares x Dividend Factor

where:

•	“Base Number of Shares” is the maximum number of Shares identified in Section 1.1; and
•

“Dividend Factor” is the quotient determined by dividing (a) the cumulative amount, expressed in dollars and cents, of ordinary, regular or special cash dividends declared by the Board and actually paid by the Company, per share of Common Stock, during the Earning Period, by (b) Three Dollars and Twenty Cents ($3.20); provided, however, that (i) the cash dividend previously declared by the Board and payable August 23, 2017 will also be included as though a dividend declared and paid during the Earning Period, (ii) the Dividend Factor shall be adjusted as provided in Section 4.2 below in the event of a Change in Control, and (iii) the Dividend Factor shall in no event exceed 1.0.  In any event, the Dividend Factor shall be subject to appropriate adjustments for any irregularities, all as determined by the Compensation Committee (which determination will be final for all purposes).

The total number of Shares that may be earned may not exceed 100% of the Base Number of Shares.

3.2. Earning Period.  Shares will be earned hereunder and the Dividend Factor will increase only during the period (the "Earning Period") commencing on the date of this RSU Agreement and ending upon the first to occur of (i) the expiration of the Accrual Term, (ii) the termination of your employment for any reason, and (iii) a Change in Control.  The amount of cash dividends declared by the Board and paid by the Company after the first to occur of any of these events will not be included in the determination of the Dividend Factor, except that (i) any cash dividends declared by the Board and payable in anticipation of the occurrence of a Change in Control otherwise resulting in the termination or expiration of the Earning Period (but in any event excluding liquidating or similar distributions on the Common Stock, or payments made upon conversion or exchange of, the Common Stock upon a Change in Control) will be included, and (ii) as provided below in the context of the definition of "employment", under certain limited circumstances your employment will be deemed to have not terminated and instead be deemed to continue until the occurrence of a Change in Control for the sole purpose of determining your Dividend Factor upon a Change in Control in accordance with Section 4.2 hereof, despite the fact that you may no longer then be employed by the Company as of the date of the Change in Control.

Section 4. Issuance and Distribution of Shares.

4.1. All Shares earned as described in Section 3 (including on account of any adjustment to the Dividend Factor in accordance with Section 4.2) will vest and be issued and distributed (i.e. paid) to you promptly following, and conditioned upon, the occurrence of the following (a "Payment Date"), subject, however, to the last sentence of this Section 4.1: (i) the expiration of the Accrual Term, (ii) the date your employment is terminated by the Company without Cause, or by you for Good Reason, or on account of your death or Disability, and (iii) the date as of which a Change in Control occurs.  There will only be a single Payment Date hereunder (whereupon all Shares then earned will vest and become payable to you and all of your rights hereunder, other than the right to delivery of then earned and vested Shares, will cease), except that, in the event a Change in Control occurs within three (3) months after an initial Payment Date, a second Payment Date will occur upon that Change in Control if (and only if) the Dividend Factor is then adjusted pursuant to Section 4.2 below, whereupon any additional Shares corresponding to such adjustment will be earned and will vest and be issued and distributed to you promptly following such additional Payment Date.  Any Shares earned and to be issued and distributed to you hereunder will be delivered within fifteen (15) days following the applicable Payment Date; provided, however, in the event of a Change in Control in which the Common Stock will be converted or exchanged, such Shares will be delivered (or deemed for all purposes to be delivered) immediately prior to, and will be treated in the same manner as provided for in, such conversion or exchange.  Notwithstanding anything herein to the contrary, all determinations as to the relevant circumstances and whether or not a Payment Date has occurred, and the then applicable Dividend Factor, shall be in the sole discretion of the Committee, and in the event that you terminate your employment voluntarily (other than for Good Reason) or your employment is terminated for Cause, in either case at any time prior to the applicable Payment Date, you forfeit all Shares then earned by you and you shall have no further rights to payment or receipt of any earned Shares, or otherwise, under this RSU Agreement.

4.2. If at the time of a Change in Control your employment continues or is deemed to be continuing in accordance with Section 4.3 below, the Dividend Factor then otherwise applicable will increase immediately prior to and conditioned upon the Change in Control, by (i) the quotient of (a) an amount expressed in dollars and cents, determined by projecting over any remainder of the Accrual Period, and assuming the same frequency of payment, the ordinary and regular (and not special, although a portion of a special dividend may be construed as ordinary and regular to the extent then consistent with past practices) cash dividend, if any, most recently declared by the Board and paid by the Company per share of Common Stock during the then current calendar quarter, or if no such dividend was paid during such quarter, instead during the immediately preceding calendar quarter, from the date of such payment, if any, divided by (b) Three Dollars and Twenty Cents ($3.20), plus (ii) if, during the three (3) month period prior to the date of the Change in Control, your position as an employee had been terminated by the Company without Cause or by you for Good Reason, or on account of your death or Disability, resulting in an initial Payment Date, the amount, if any, by which the Dividend Factor would have increased on account of cash dividends actually declared by the Board and paid (or previously declared and then paid) from the initial Payment Date until just prior to the Change in Control, had your position not so terminated.  For purposes of this Section 4.2, the "Dividend Factor then otherwise applicable" shall equal the Dividend Factor determined immediately prior to and without regard to the Change in Control, unless an initial Payment Date had occurred prior to the Change in Control, in which case the "Dividend Factor then otherwise applicable" shall equal zero, reflecting the fact that a prior Payment Date had occurred and previously earned Shares became vested and payable hereunder on the basis of the Dividend Factor then existing.

4.3. For purposes of this RSU Agreement, “Employment” includes employment by the Company or any of the Company’s subsidiaries, and in the event of a Change in Control, your employment will be deemed to have continued up and until the date of the Change in Control for the sole purpose of determining in accordance with Section 4.2 above the Dividend Factor applicable to your RSUs if (and only if) your position as an employee had been terminated by the Company without Cause or by you for Good Reason, or on account of your death or Disability, in each case during the three (3) month period prior to the date of the Change in Control.
Section 5. Adjustment of Number of Shares, etc.

5.1. Stock Dividends, Splits, Etc. In the event of a stock split, a stock dividend or a similar change in the Common Stock, the number of Shares that may be earned and the number of Shares that have been earned but not yet issued and distributed under this RSU Agreement, as well as the Dividend Factor (and the components thereof), shall be adjusted pursuant to the Plan or otherwise as the Compensation Committee deems reasonable so as to preserve the same relative rights and obligations as are provided for in this RSU Agreement.

5.2. Reorganization Events. After any capital reorganization, reclassification of shares of the Common Stock, or consolidation of the Company with, or merger of the Company into, any other corporation or entity that does not constitute a Change in Control, the number of Shares that may be earned and the number of Shares that have been earned but not yet issued and distributed under this RSU Agreement, as well as the Dividend Factor (and the component parts thereof), may be adjusted pursuant to the Plan or otherwise as the Compensation Committee deems reasonable so as to preserve the same relative rights and obligations as are provided for in this RSU Agreement.

5.3. Reservation of Sufficient Shares. The Company will reserve and keep available out of its authorized but unissued shares of Common Stock a number of such shares as will be sufficient to enable the Company to issue and distribute any Shares that become issuable and distributable under this RSU Agreement.

5.4. Registration and Approval. If any shares reserved for issuance under this RSU Agreement require registration with or approval of any governmental authority under any federal or state law before those shares may be validly issued, then the Company will in good faith and as expeditiously as possible endeavor to secure such registration or approval. This provision, however, will not require the Company to secure any registration or approval in order (i) to issue Shares under this RSU Agreement if those Shares can lawfully be issued pursuant to one or more exemptions from registration under applicable federal and state securities laws (even though the Shares may constitute “restricted securities” or the holder of such Shares may be unable to transfer the Shares without registration or the availability of a suitable exemption from registration under such laws) or (ii) to enable any person to sell or distribute Shares received under this RSU Agreement in a transaction involving a public offering within the meaning of the Securities Act as then in effect.

5.5. Shares Fully Paid and Nonassessable. All Shares issued pursuant to RSUs awarded under this RSU Agreement will upon issuance be fully paid and nonassessable.
Section 6. Restrictions on Transfer; Legends.

6.1. Transfer Restrictions; Opinion of Counsel. Neither this RSU Agreement nor all or any part of your rights under this RSU Agreement may be transferred, i.e., pledged, hypothecated, sold, assigned, transferred, or otherwise encumbered or disposed of, either voluntarily or by operation of law (whether by virtue of execution, attachment, or similar process)

except as may be expressly provided in the Plan. No Shares may be transferred, other than by will or by operation of the laws of descent and distribution, unless (i) such transfer is made pursuant to an effective registration statement or is exempt from or otherwise permitted under applicable federal and state securities laws and (ii) if the Company so requests or if a legend appearing on the certificate evidencing such Shares (or the transfer ledger reflecting such shares, if such shares are in uncertificated form) so requires, the owner delivers an opinion of counsel reasonably satisfactory to counsel for the Company to the effect that such transfer is permitted under applicable federal and state securities laws. Any purported transfer in violation of the foregoing restrictions will be ineffective.

6.2. Stock Certificate Legends, etc. Each certificate evidencing Shares issued pursuant to RSUs awarded under this RSU Agreement (and each certificate evidencing shares issued to any subsequent transferee of any Shares) may be imprinted with a legend in substantially the following form (or, if such Shares are issued in uncertificated form, the transfer ledger of the Company may so or similarly reflect):

No sale, offer to sell, or other transfer of the securities represented by this certificate may be made unless a registration statement under the Securities Act of 1933, as amended (the “Act”), and applicable state securities laws is in effect with respect to the securities or an exemption from the registration provisions of the Act is then in fact applicable.

In addition, if the Company determines that the owner of any such Shares is an “affiliate” of the Company within the meaning of that term under the Securities Act of 1933, as amended, and the regulations promulgated thereunder, the following additional legend may be required:

The securities represented by this certificate are beneficially owned by an “affiliate” of the issuer and may not be sold, offered for sale, pledged, hypothecated, or otherwise transferred except: (i) in conjunction with an effective registration statement with respect to such securities under the Act and applicable state securities laws; (ii) pursuant to the terms of Rule 144 under the Act; or (iii) pursuant to an opinion of counsel satisfactory to the issuer that such registration or compliance is not required.

Section 7. Miscellaneous.

7.1. Entire Agreement. This RSU Agreement constitutes the entire agreement and understanding between us, and supersedes any prior agreement or understanding, relating to the subject matter of this RSU Agreement.  You agree, by accepting this RSU Agreement, that the terms hereof are separate from and independent of any employment agreement or severance or similar agreement by and between you and the Company and that any terms thereof which might otherwise affect the terms hereof shall be inapplicable to this RSU Agreement, except as otherwise expressly provided herein.

7.2. Conflicts with Plan; Amendments. This RSU Agreement has been granted as a “Restricted Stock Unit” under the Plan and will be construed consistently with the

Plan. In the event of any conflict between the provisions of the Plan and this RSU Agreement, the provisions of the Plan shall control. The Committee has the right, in its sole discretion, to amend this RSU Agreement from time to time in any manner for the purpose of promoting the objectives of the Plan, but only if all other Restricted Stock Unit Agreements under the Plan that are then in effect, and similar in operation and effect, at the time of such amendment are also similarly amended with substantially the same effect. Any such amendment of this RSU Agreement will, upon adoption by the Committee, become and be binding and conclusive on all persons affected by it without requirement for consent or other action by any such person. The Company will give you written notice of any such amendment of this RSU Agreement as promptly as practicable after it is adopted.

7.3. No Rights of Stockholder. You will not have the rights of a stockholder of the Company with respect to the RSUs awarded hereby or in respect of any Shares that may become issuable under this RSU Agreement (including without limitation any rights to dividends or other distributions) until the Shares have actually been issued and distributed to you. This RSU Agreement will not affect in any way the right or power of the Board or the stockholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, or shares of capital stock with a preference ahead of, or convertible into, or otherwise affecting the Common Stock or rights of holders of Common Stock, or any dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.4. Notices. Any notice or communication required or permitted by this RSU Agreement will be sufficiently given if delivered in person or by commercial courier service or sent by first class mail, postage prepaid:

(i)if to the Company, addressed to it at 11126 McCormick Road, Hunt Valley, Maryland 21031, marked for the attention of the President, and

(ii)if to you, to the address reflected on the books and records of the Company from time to time,

or in either case to such other address as either of us notifies the other in accordance with this Section.

7.5. Governing Law. This RSU Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to any provision that would result in the application of the laws of any other state or jurisdiction).

7.6. Headings. The descriptive headings in this RSU Agreement are inserted for convenience of reference only and do not constitute a part of this RSU Agreement.

7.7. Limitations on Issuance. Notwithstanding any other provisions of this RSU Agreement or of the Plan, no Shares will be issuable under this RSU Agreement at any time when such issuance is prohibited by the Company’s policies then in effect concerning transactions by officers, directors, and employees in securities of the Company.

7.8. Fractional Shares. The Company will not be required to issue fractions of Shares under this RSU Agreement. If any fractional interest in a Share is otherwise deliverable, the Company will instead pay cash equal to the fair market value of the fractional interest as reasonably determined by the Company.

7.9. Withholding Taxes. The Company will be entitled to require as a condition of delivery to you of any Shares (whether evidenced by a physical certificate or made by electronic transfer) that you remit to the Company an amount sufficient to satisfy all federal, state, and other taxes or withholding requirements that may be imposed upon the Company. Whether or not the Company requires you to remit any such amounts, the Company will at all times have the right to withhold such amounts from any compensation or other payments otherwise due to you (under this RSU Agreement or otherwise).

7.10. Issuance Taxes. The issuance of stock certificates in respect of Shares issued pursuant to RSUs awarded under this RSU Agreement will be made without charge to you for any stamp or similar tax imposed with respect to such certificate. The Company will not, however, be required to pay any such tax that may be payable on account of the issuance and delivery of stock certificates in any name other than yours, and the Company will not be required to issue or deliver any such stock certificate unless and until the person or persons requesting its issuance have paid to the Company the amount of such tax or have established to the satisfaction of the Company that such tax has been paid.

7.11. Section 409A. The payments to you pursuant to this RSU Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, as short-term deferrals pursuant to Treasury Regulation §1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2).

Section 8. Glossary. The following capitalized terms have the meanings set forth in this Section:
8.1. “Base Number of Shares” is defined in Section 3.2.
8.2. "Board" means the Board of Directors of the Company.
8.3. “Cause” means:

(i)your conviction of, or a plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude;

(ii)your embezzlement or criminal diversion of funds or property of the Company or any of the Company’s subsidiaries;

(iii)any other gross misconduct by you in connection with your employment with the Company or any willful failure by you to perform the substantial duties of your position; or

(iv) any event constituting "Cause" or "cause" under any employment agreement or severance or similar agreement then existing by and between you and the Company.

8.4. “Change in Control” means the occurrence of any of the following:

(i)any “person” (as that term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the then-outstanding securities of the Company; or

(ii)there is a change in the composition of a majority of the Board of Directors of the Company within twelve (12) months after any “person” (as defined above) (other than Robert B. Barnhill, Jr., his affiliates, and members of his family) becomes the beneficial owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the then-outstanding securities of the Company; or

(iii)there is consummated any consolidation or merger or share exchange involving the Company in which the Company is not the continuing or surviving corporation or pursuant to which the shares of Common Stock would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of the Company’s Common Stock immediately before the merger have substantially the same proportionate ownership of common stock of the surviving entity immediately after the merger; or

(iv)there is consummated any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or a substantial portion of the assets of the Company other than to one or more of its wholly-owned subsidiaries; or

(v)the stockholders of the Company approve a plan or proposal for the complete or partial liquidation, dissolution, or divisive reorganization of the Company and the same is implemented.

An event described in subparagraphs (i) through (v) above shall conform to the conditions for a change in control in Treasury Regulation Section 1.409A-3(i)(5).

8.5. “Compensation Committee” means the Compensation Committee of the Company’s Board of Directors as constituted from time to time.

8.6.  “Disability” means a physical or mental disease, injury, or infirmity that has prevented you (despite the provision of reasonable accommodations as required by law) from performing the substantial duties of your position for a period of one hundred eighty (180) consecutive days, as certified by a physician designated by or acceptable to the Company.

8.7. “Good Reason” means:

(i)any substantial reduction by the Company in your authority, duties or responsibilities (other than that attributable to your continued failure of performance or to accommodate a Disability or other physical illness or infirmity), or a material reduction in the authority of the person(s) to whom you report; or

(ii)any material failure by the Company or its subsidiaries to make a payment due to you or to provide you with a benefit due to you;

but only if, in the event of either (i) or (ii) above, you deliver a written notice to the Company specifically identifying the occurrence, and demanding that it be remedied, within ninety (90) days of the initial existence of such occurrence and if the same is capable of being rectified, the Company fails to rectify the same within thirty (30) days after receiving such written notice or, if the same is not capable of being rectified within such period of time, the Company fails to commence diligently to seek to rectify the same within such period and thereafter to continue to seek to rectify such failure until rectified.  For the avoidance of doubt, neither the relocation of your place of employment to another location nor the occurrence of a Change in Control shall, of itself, constitute “Good Reason” and any prospective action that would, if actually taken or implemented, constitute Good Reason through the application of (i) or (ii) above (after the expiration without cure of the applicable notice and cure period provided for above) shall not in any event be deemed to have occurred unless and until such action is actually taken or implemented.

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To confirm the above, the Company and you hereby sign this RSU Agreement, which is effective as of the date set forth on the first page.

Attest/Witness:		TESSCO TECHNOLOGIES INCORPORATED

	By:		(SEAL)
Murray N. Wright President and Chief Executive Officer

(SEAL)
EMPLOYEE

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